EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

INTERNATIONAL BANCSHARES CORPORATION RANKED #1 BY S&P GLOBAL MARKET INTELLIGENCE’S TOP 50 PUBLIC BANKS FOR 2023

LAREDO, TEXAS – (BUSINESS WIRE) – April 3, 2024 - International Bancshares Corporation (IBC) (NASDAQ:IBOC) is proud to announce that it ranked #1 among S&P Global Market Intelligence's best-performing U.S. Public Banks for 2023. The rankings assessed the financial performance of operating U.S. public banks with total assets exceeding $10 billion as of December 31, 2023.

S&P Global Market Intelligence launched the rankings in 2011 to evaluate the performance of community banks and credit unions. Institutions are assessed based on factors such as returns, growth and efficiency, with a focus on the strength and risk profile of their balance sheets. S&P Global Market Intelligence is provider of information services and solutions to global markets.

IBC was recognized for its strong financial performance and risk management approach, critical components of S&P Global Market Intelligence's criteria.

“We are thrilled to receive this recognition from S&P Global Market Intelligence,” said Dennis E. Nixon, president and CEO of IBC.” Our teams throughout Texas and Oklahoma work tirelessly to provide our customers with exceptional service and innovative financial solutions. Our executive management team and board of directors have remained focused on continuing to execute on long-standing practices of balance sheet, asset liability and liquidity management, as well as cost controls. This recognition reflects the hard work and dedication of everyone at IBC and our focus on ‘Doing More’ for our customers, employees and shareholders.”

The rankings can be a valuable tool for consumers looking to make informed decisions about where to bank. IBC is proud to have been named among the top-performing public banks in the United States and looks forward to continuing to provide excellent service to its customers.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 165 facilities and 256 ATMs serving 75 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.